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                            CHROMATICS COLOR SCIENCES
                               INTERNATIONAL, INC.

Contact:    Darby S. Macfarlane
Telephone:  212-717-6544
Fax:        212-717-6675

                              FOR IMMEDIATE RELEASE
                                February 13, 1998

                              CHROMATICS ANNOUNCES
                        THREE-FOR-TWO FORWARD STOCK SPLIT

         Chromatics Color Sciences International, Inc. (NASDAQ: "CCSI") announced on February 13, 1998 that at its special meeting of shareholders held at 10:00 a.m. earlier in the day, its shareholders approved the proposal of the Company to amend its Certificate of Incorporation, thereby effecting a three-for-two forward split of the Company's issued and outstanding shares of Common Stock, par value $0.001 per share.

         Pursuant to the stock split, each holder of record of a certificate for one or more shares of Common Stock as of the date the Certificate of Amendment effecting the stock split is effective (February 13, 1998) is entitled to receive, as soon as practicable, upon surrender of such certificate, a new certificate or certificates representing one and one-half shares of Common Stock for each share of Common Stock represented by the old certificate, and any fractional shares resulting will be rounded up to the next whole share.

         Giving effect to the stock split, the Company will have approximately 13,783,107 issued and outstanding shares. The closing bid price of the Common Stock as quoted on NASDAQ SmallCap Market on February 12, 1998 was 17 1/2.

         The Common Stock will begin trading on a post-stock split basis at the opening of trading on Tuesday, February 17, 1998. Until March 13, 1998, the Company's Common Stock will trade under the symbol "CCSID" to differentiate between pre-split and post-split shares. Thereafter, the trading symbol on NASDAQ will revert to "CCSI."

         In addition, the amendment of the Certificate of Incorporation reflects certain other changes to the Class A Preferred Stock. First, the amendment extends the termination date of the conversion period of Class A Preferred Stock to Common Stock and likewise, the date by which the Company is to call the Class A Preferred Stock for redemption for two additional years, to December 31, 2000. Second, the amendment also adjusts the calculation of the trigger price at which holders of Class A Preferred Stock will be entitled to convert their shares to

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Common Stock, in order to provide for the occurrence of certain events involving the Common Stock, including stock splits, and the reclassification and payment of dividends. Finally, the amendment of the Certificate of Incorporation adjusts the calculation of the formula under which the Class A Preferred Stockholder will be entitled to convert her shares of Preferred Stock into Common Stock, so as to include revenues and earnings of businesses acquired by the Company by merger, consolidation, asset or stock acquisition or similar transaction in the calculation of the level of revenues at which the holder of Class A Preferred Stock may convert her shares into Common Stock.

         Furthermore, shareholders approved the Company's proposal to amend the 1992 Stock Option Plan to increase by 1,000,000 the number of shares with respect to which options may be granted pursuant to the Stock Option Plan, thus increasing the number of shares of Common Stock subject to the Stock Option Plan from 2,000,000 to 3,000,000.

         The Company is engaged in the business of color science and has developed technologies with potential medical applications involving the detection and monitoring of certain chromogenic diseases. These technologies also have other applications including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the medical, cosmetic, beauty aid and fashion industries. The Company's Common Stock is traded on NASDAQ under the symbol "CCSI."

         Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the impact of competition, the obtaining of further regulatory clearances applicable to proposed new applications of the Company's technology, the maintenance of existing and any future regulatory clearances, the management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on form 10-KSB for the year ended December 31, 1996 and its quarterly report on Form 10-QSB for the period ended September 30, 1997.

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